EXHIBIT 99.1

News Release

Diamond Green Diesel Evaluating New Plant in Port Arthur, Texas
to Expand Production up to 1.1 billion Gallons Annually

Would be first renewable diesel plant in Texas and solidify Diamond Green Diesel’s position as the largest producer of renewable diesel in the U.S. and second largest globally

IRVING, TEXAS September 9, 2019 - Darling Ingredients Inc. (NYSE: DAR) and Valero Energy Corporation (NYSE: VLO) (“Valero”) are addressing the growing demand for renewable diesel in global, low carbon markets by initiating an advanced engineering and development cost review for a new plant in Port Arthur, Texas. The proposed facility under review would be designed to produce 400 million gallons of renewable diesel annually as well as 40 million gallons of renewable naphtha. The new plant would be owned and operated by Diamond Green Diesel Holdings LLC (“DGD”), the 50/50 joint venture between Darling Ingredients and Valero.

The proposed Port Arthur plant, the first renewable diesel facility in Texas, would be in a location to leverage Valero’s existing refinery and optimize logistics management. The production from this new plant would increase DGD’s annual renewable diesel production to approximately 1.1 billion gallons with nearly 100 million gallons of renewable naphtha production. The final investment decision on the project is expected in 2021, subject to further engineering, obtaining necessary permits, and approval by the boards of Darling and Valero. If the decision is made to move forward, new plant construction could begin in 2021, with expected operations commencing in 2024.

“The demand for a low carbon fuel solution continues to grow, as markets move to reduce their carbon intensity. Leveraging its proven technology, DGD continues to adapt and expand production to address that need for the benefit of our environment, our customers and our shareholders,” said Randall C. Stuewe, Chairman and Chief Executive Officer of Darling Ingredients Inc. “Diamond Green Diesel has become the most efficient and immediate drop-in, low carbon fuel solution by capitalizing on the powerful combination of Valero’s refining operations and marketing capabilities with Darling’s integrated supply chain and raw material sourcing expertise. With these complementary capabilities, Diamond Green Diesel has established itself as the leading industry standard in North America-providing a premier product to the world’s expanding low carbon fuel markets.”

DGD’s future total annual capacity of 1.1 billion gallons of renewable diesel and nearly 100 million gallons of renewable naphtha includes production from DGD’s Norco, Louisiana refinery, which is currently being expanded to produce 675 million gallons of renewable diesel and 60 million gallons of naphtha. The Louisiana expansion is targeted for completion at the end of 2021.

About Darling

Darling Ingredients Inc. is a global developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and specialty solutions for customers in the pharmaceutical, food, pet food, feed, technical, fuel, bioenergy, and fertilizer industries.  With operations on five continents, the Company collects and transforms all aspects of animal by-product streams into useable and specialty ingredients, such as gelatin, edible fats, feed-grade fats, animal proteins and meals, plasma, pet food ingredients, organic fertilizers, yellow grease, fuel feedstocks, green energy, natural casings and hides. The Company also recovers and converts recycled oils (used cooking oil and animal fats) into valuable feed and fuel ingredients and collects and processes residual bakery products into feed ingredients. In addition, the Company provides environmental services, such as grease trap collection and disposal services to food service establishments. The Company sells its products domestically and internationally and operates within three industry segments: Feed Ingredients, Food Ingredients and Fuel Ingredients. For additional information, visit the Company's website at http://www.darlingii.com.

About Valero
Valero Energy Corporation, through its subsidiaries (collectively, “Valero”), is an international manufacturer and marketer of transportation fuels and petrochemical products. Valero is a Fortune 50 company based in San Antonio, Texas, and it operates 15 petroleum refineries with a combined throughput capacity of approximately 3.1 million barrels per day and 14 ethanol plants with a combined production capacity of 1.73 billion gallons per year. The petroleum refineries are located in the United States (U.S.), Canada and the United Kingdom (U.K.), and the ethanol plants are located in the Mid-Continent region of the U.S. Valero also is a joint venture partner in Diamond Green Diesel, which operates a renewable diesel plant in Norco, Louisiana. Diamond Green Diesel is North America’s largest biomass-based diesel plant. Valero sells its products in the wholesale rack or bulk markets in the U.S., Canada, the U.K., Ireland and Latin America. Approximately 7,000 outlets carry Valero’s brand names. Please visit www.valero.com for more information.

Darling Ingredients contact
Melissa A. Gaither, VP IR and Global Communications 5601 N. MacArthur Blvd., Irving, Texas 75038	Email : mgaither@darlingii.com Phone : 972-281-4478

Valero contacts
Investors:
Homer Bhullar, Vice President - Investor Relations, 210-345-1982
Media:
Lillian Riojas, Executive Director - Media Relations and Communications, 210-345-5002

Cautionary Statements Regarding Forward-Looking Information:
{This media release contains “forward-looking” statements regarding the business operations and prospects of Darling Ingredients Inc., including its Diamond Green Diesel (DGD) joint venture, and industry factors affecting it. These statements are identified by words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “would,” “could,” “may,” “will,” “should,” “planned,” “potential,” “continue,” “momentum,” “assumption,” and other words referring to events that may occur in the future.  These statements reflect Darling Ingredient’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, each of which could cause actual results to differ materially from those indicated in the forward-looking statements.  These factors include, among others, changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs like the Renewable Fuel Standards Program (RFS2), low carbon fuel standards (LCFS) and tax credits for biofuels both in the Unites States and abroad; and risks associated with the DGD renewable diesel plant in Norco, Louisiana, including possible unanticipated operating disruptions and issues related to the announced expansion project. Other risks and uncertainties regarding Darling Ingredients Inc., its business and the industries in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission.  Darling Ingredients Inc. is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}